Exhibit 99.1

FOR IMMEDIATE RELEASE
September 19, 2011

CONTACTS:	Ralph E. Coffman, Jr.	John R. Haddock
	President	Chief Financial Officer
(423) 266-2000

First Security Group, Inc. Completes
Reverse Stock Split

CHATTANOOGA, Tenn., September 19, 2011 – First Security Group, Inc. (NASDAQ Global Select Market: FSGI) today announced its completion of the previously announced ten-for-one reverse stock split on Monday, September 19, 2011.  Pursuant to the reverse stock split, each ten (10) shares of First Security’s 16,420,540 currently issued and outstanding shares of common stock have been converted into one (1) share of new common stock.  Following the reverse stock split, First Security will continue to have 150,000,000 shares of common stock authorized by its Articles of Incorporation.  As part of the reverse stock split, First Security did not issue fractional shares; instead, the number of shares of new common stock issued to each shareholder will be rounded up to the nearest whole number if, as a result of the reverse stock split, the number of shares owned by any shareholder would not be a whole number.

The reverse stock split was approved by the holders of over 64% of First Security’s common stock at the 2011 Annual Meeting of shareholders on Tuesday, September 13, 2011.  The split-adjusted shares of First Security’s common stock will begin trading on NASDAQ on September 19, 2011.  First Security’s shares will continue to trade under the symbol “FSGI,” with a “D” added for 20 trading days to signify the reverse stock split has occurred. A new CUSIP number has been assigned to First Security’s common stock as a result of the reverse stock split.

First Security will soon provide letters of transmittal to the holders of certificated shares of First Security’s common stock to enable these shareholders to exchange their stock certificates.  Shareholders owning shares in street name will have their shares of common stock adjusted for the reverse stock split automatically, without any exchange of stock certificates required.

As a result of the reverse stock split, First Security anticipates that it will regain compliance with relevant NASDAQ Marketplace rules that require, among other things, that shares of First Security’s common stock close at or above $1.00 for at least ten consecutive days by October 3, 2011, and thus remain listed on the NASDAQ Global Select Market.